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                                                                    EXHIBIT 9.3


                   RECORDKEEPING AND PRICING AGENT AGREEMENT


      THIS AGREEMENT made to be effective as of this ___ day of ____________, 199__ , by and between BERGER INVESTMENT PORTFOLIO TRUST, a Delaware business trust, referred to as the "Fund," consisting of separate portfolios represented by separate series of shares of beneficial interest, (referred to herein, together with any such portfolios hereafter constituted, where appropriate, individually as a "Portfolio," and collectively as the "Portfolios"), having its place of business at 210 University Boulevard, Suite 900, Denver, Colorado 80206 ("Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a state chartered trust company organized and existing under the laws of the State of Missouri, having its principal place of business at 127 West 10th Street, Kansas City, Missouri, 64105 ("IFTC"):

                                  WITNESSETH:


      WHEREAS, Fund desires to appoint IFTC as Recordkeeping and Pricing Agent and IFTC desires to accept such appointment;

      NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1.    APPOINTMENT OF RECORDKEEPING AND PRICING AGENT

      Fund hereby constitutes and appoints IFTC as Recordkeeping and Pricing Agent to calculate the daily net asset value of each Portfolio and to perform certain accounting and recordkeeping functions required of Fund as a registered investment company under the Investment Company Act of 1940, as amended (the "Act"); to provide certain information necessary for Fund to file financial and other reports; to prepare, maintain and preserve certain required books, accounts and records as the basis for such reports; to perform certain daily functions in connection with such accounts and records; and, upon request, to act as liaison with the Fund's independent auditors.

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2.    DELIVERY OF CORPORATE DOCUMENTS

      Fund shall deliver to IFTC prior to the effective date of this Agreement copies of a resolution of the Trustees of Fund certified by the Secretary or Assistant Secretary of the Fund, appointing IFTC as Recordkeeping and Pricing Agent for Fund and approving the form of this Agreement. Fund shall also deliver a resolution of the Trustees of the Fund designating certain persons to give instructions on behalf of the Fund to IFTC, and authorizing IFTC to rely upon written instructions over his/her/their signatures.

3.    REPRESENTATIONS AND WARRANTIES OF FUND

      A. Fund represents and warrants that it is a business trust duly organized as an investment company and existing and in good standing under the laws of the State of Delaware;

      B. Fund represents and warrants that it has the power and authority under applicable laws, its Trust Instrument and bylaws, and has taken all action necessary to enter into and perform this Agreement, including appropriate authorization from the Fund's Trustees;

      C. Fund represents and warrants that it has determined that the automated data processing system on which IFTC shall prepare, maintain and preserve the books and records of the Fund (the "Portfolio System") is suitable for its needs;

      D. Fund acknowledges that IFTC, as Licensee, and DST Systems, Inc., as Licensor ("Licensor"), have proprietary rights in and to the Portfolio System and that the Portfolio System and the programs, documentation, books, records, lists, pricing schedules, designs, plans and other information relating to the Portfolio System or the business of IFTC ("IFTC Confidential Information") are confidential and constitute trade secrets of IFTC;

      E. During the term of this Agreement and for a period of five years after termination of this Agreement, Fund shall preserve the confidentiality of the IFTC Confidential Information and prevent its disclosure to persons other than its own employees and agents who reasonably have a need to know or have access to the IFTC Confidential Information pursuant to this Agreement, and shall take appropriate action to protect the rights of IFTC and Licensor as to the IFTC Confidential Information, including,

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            but not limited to notification to all employees and agents of the Fund of the necessity to maintain the confidentiality of IFTC Confidential Information, provided, that IFTC shall be solely responsible for protecting any trademarks, patents, copyrights and licenses against unauthorized use and infringement by parties other than the Fund, its employees and agents.

4.    REPRESENTATION AND WARRANTIES OF IFTC

      A. IFTC is a trust company duly organized and existing and in good standing under the laws of the State of Missouri.

      B. IFTC has the power and authority under applicable laws, its charter and bylaws, and has taken all action necessary, to enter into this Agreement and perform the services contemplated herein, and this Agreement constitutes a legal, valid and binding obligation of IFTC, enforceable in accordance with its terms.

      C. IFTC has obtained and shall maintain throughout the term of this Agreement all necessary proprietary rights and approvals, licenses and permits which are required for IFTC to perform its duties and obligations hereunder and to use the Portfolio System.

      D. IFTC presently has, and shall maintain throughout the term of this Agreement, facilities, equipment, computer hardware and software, and personnel necessary to perform its duties and obligations under this Agreement, and shall maintain or otherwise have readily available, reasonable back-up facilities and equipment to ensure that there is no material interruption in the services contemplated by this Agreement, except as provided in
            Section 7 hereof.

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5.    DUTIES AND RESPONSIBILITIES OF IFTC

      A.    DELIVERY OF RECORDS.

            Fund shall turn over to IFTC all of Fund's accounts and records previously maintained relating to the services to be provided by IFTC hereunder. IFTC shall be entitled to rely conclusively on the completeness and correctness of the accounts and records turned over to it by Fund or its previous service provider and Fund shall indemnify and hold IFTC harmless of and from any and all costs, expenses, damages, losses and liabilities whatsoever, including attorney's fees (collectively, "Damages"), arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of Fund or its previous service provider to provide any portion of such account and records or to provide any information needed by IFTC to perform its function hereunder.

      B.    ACCOUNTING AND PORTFOLIO DUTIES.

            IFTC shall perform the duties specified on Schedule A attached hereto.

      C.    ACCOUNTS AND RECORDS

            1. IFTC, with the direction of the Fund, its accountants and/or its advisors, shall prepare, maintain and preserve all books, records, ledgers, journals, accounts and other documents, containing such information as may be required from time to time under the Act relating to the activities performed by IFTC pursuant to Schedule A (the "Records"); preserve the Records in an readily accessible location for at least the periods required under the Act, at all times during the term of this Agreement and, as may be reasonably necessary, following the termination of this Agreement, make the Records available for examination by the Securities and Exchange Commission, the Fund, the Fund's accountants and such other persons as the Fund may deem appropriate; and maintain facilities and equipment necessary for producing readable projections or hard copies of Records. Notwithstanding the terms of this Section C.1. as heretofore provided, IFTC shall not be responsible for maintaining or furnishing such Records after termination of the Agreement to the extent that such Records have been forwarded to the Fund or its agent.


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                Hard copies of Records will be furnished to the Fund without additional cost unless such requests for Records are unusual, repetitive, require special handling, or otherwise reasonably warrant the Fund's reimbursement for the costs associated therewith. The Fund shall pay for the costs of maintaining microfiche records.

            2. It shall be the responsibility of Fund to furnish IFTC with the declaration, record and payment dates and amounts of any dividends or other distributions, other special actions, and the value or price of the securities in Fund's portfolio to the extent such information is not available from generally accepted securities industry services or publications. IFTC shall incur no liability and Fund shall indemnify and hold IFTC harmless from any liability in connection with the Fund's furnishing of such information.

            3. The accounts, books and records prepared, maintained and preserved by IFTC pursuant to this Agreement shall be the property of the Fund and shall be made available to the Fund for inspection or reproduction promptly upon demand.

            4. IFTC shall assist Fund's independent accountants, and upon instruction from Fund or upon proper demand, shall assist any court or regulatory body, in any requested review of Fund's accounts and records prepared and maintained by IFTC. Fund shall reimburse IFTC for all reasonable expenses and employee time associated with any such review which is not part of routine or normal periodic reviews, unless such expenses are incurred as a result of a breach of this Agreement by IFTC or IFTC's negligence or willful misconduct. For purposes of this Agreement, routine or normal periodic reviews include the annual audit of the Fund and routine interim audits or reviews by the Fund's independent accountants and the routine reviews by the Securities and Exchange Commission (SEC).

            5. IFTC shall provide Fund with information for tax returns, questionnaires, and periodic reports to shareholders and such other reports and information as Fund may request in conjunction with IFTC's stated duties hereunder. IFTC

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                shall provide such information as soon as reasonably
                practicable following the Fund's request or as may be otherwise agreed to by the parties.

            6. IFTC and Fund may from time to time adopt procedures as they may agree upon, and IFTC may conclusively assume that any procedure approved by Fund, or directed by Fund in the manner prescribed by Section 6.B., does not conflict with or violate any requirements of Fund's prospectus, Trust Instrument, bylaws, or any law, rule or regulation applicable to Fund. Fund shall be responsible to notify IFTC of any changes in its prospectus, Trust Instrument, bylaws, or policies applicable to the Fund which may necessitate changes in IFTC's responsibilities or procedures. The Fund may conclusively assume that any procedure adopted by IFTC does not conflict with or violate any requirements of IFTC's charter, bylaws, or any law, rule or regulation applicable to IFTC. IFTC shall be responsible to notify the Fund of any changes in its charter, bylaws, or policies which may affect the Fund's responsibilities or procedures.

            7. IFTC will calculate Portfolio's daily closing net asset value, in accordance with the Fund's prospectus. IFTC will prepare and maintain a daily valuation of securities held in the Portfolios for which market quotations are available by the use of outside services normally used and contracted for this purpose; all other securities will be valued in accordance with Fund's instructions.

6.    LIMITATION OF LIABILITY OF IFTC

      A. IFTC shall not be liable for any loss or damage resulting from its action or omission to act or otherwise, except for any loss or damage arising from any breach of this Agreement or any negligent act or omission or willful misconduct of IFTC and IFTC shall indemnify and hold harmless Fund from and against any Damages arising from such breach, negligence or willful misconduct. Without limiting the generality of the foregoing, IFTC will use best efforts to resolve to the satisfaction of the Fund the effect on shareowners of any IFTC error which causes an incorrect calculation of the net asset value of the Portfolios and which effect is considered material, as such term is generally used by accountants in the mutual fund industry. IFTC shall not be

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          liable for consequential, special, or punitive damages. IFTC may request and obtain the advice and opinion of counsel for Fund or its own counsel at the reasonable expense of Fund with respect to questions or matters of law relating to its performance of this Agreement, and it shall be without liability to Fund for any action taken or omitted by it in good faith, in conformity with such advice or opinion.

      B. IFTC may rely, and be protected in acting in reliance upon any instruction, advice, notice, consent, resolution, opinion, certificate or other written instrument appearing to be genuine and properly executed by an authorized representative of the Fund or any oral instruction from an authorized representative of the Fund ("Instruction"), except trade instructions and adjustments to the Fund's trial balance sheet, general ledger or balance sheet, which must be in writing executed by two authorized representatives of the Fund, unless IFTC has actual knowledge that any such Instruction is incorrect or unauthorized.

      C. IFTC shall be entitled to receive and Fund agrees to pay to IFTC, on demand, reimbursement for such cash disbursements, costs and expenses as may be agreed upon in writing from time to time by IFTC and Fund.

      D. During the term of this Agreement and for a period of five years after termination of this Agreement, IFTC shall not use and shall preserve the confidentiality of all accounting and financial information, investment portfolio records including, but not limited to, transactional information, share subscription and redemption records, and other records made available to or created by IFTC under the terms of this Agreement ("Fund Confidential Information"), other than for purposes of complying with its duties and responsibilities under this Agreement or as specifically authorized by Fund in writing. IFTC shall prevent disclosure of Fund Confidential Information to persons other than its own agents and employees who reasonably have a need to know or have access to Fund Confidential Information pursuant to this Agreement, and shall take appropriate action to protect the rights of Fund in such Fund Confidential Information including, but not limited to, notification to all its employees and agents of the necessity to maintain the confidentiality of Fund Confidential Information, provided, that Fund shall be solely responsible for

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          protecting any trademarks, patents, copyrights and licenses against unauthorized use and infringement by parties other than IFTC, its employees and agents.

7.    FORCE MAJEURE

      IFTC shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; or inability to obtain labor, material, equipment or transportation; nor shall any such failure or delay give Fund any additional right to terminate this Agreement.

8.    ADDITIONAL FUNDS

      IFTC shall act as Recordkeeping and Pricing Agent for additional Portfolios upon 30 days notice to IFTC provided that IFTC consents in writing in advance to such arrangement. Rates or charges for serving as Recordkeeping and Pricing Agent for any such additional Portfolios shall be as agreed to by IFTC and Fund in writing.

9.    COMPENSATION

      Fund shall pay to IFTC such compensation at such time as may from time to time be agreed upon in writing by IFTC and Fund. The initial compensation schedule is attached hereto as Schedule B.

10.   TERMINATION

      Either party to this Agreement may terminate same by notice in writing received by the other party not less than sixty (60) days prior to the date upon which such termination shall take effect. Upon termination of this Agreement, Fund shall pay to IFTC such compensation for its reimbursable disbursements, costs and expenses paid or incurred to such date and Fund shall use its best efforts to obtain a successor agent. IFTC shall, upon termination of this Agreement, deliver to the successor so specified or appointed, or to Fund, at IFTC's office, all books, records, ledgers, accounts, journals and other documents and information then held by IFTC hereunder, all money, instruments and other funds and other properties of Fund deposited with or held by IFTC hereunder. In the event no written order designating a successor (which may be Fund) shall have been delivered to IFTC on or before the date

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      when such termination shall become effective, then IFTC shall deliver such records, funds and properties of Fund to a bank or trust company at the selection of IFTC having not less than $2,000,000 aggregate capital, surplus and undivided profits as shown by its most recent published report, and meeting the requirements of the Act, or if a satisfactory successor cannot be obtained, IFTC may deliver the assets to the Fund, at IFTC's offices or as otherwise agreed to between the parties. Thereafter the Fund or such bank or trust company shall be the successor under this Agreement and shall be entitled to reasonable compensation for its services. Notwithstanding the foregoing requirement as to delivery upon termination of this Agreement, IFTC may make any other delivery of the records, funds and property of Fund which shall be permitted by the Act and Fund's Trust Instrument or bylaws then in effect.

11.   NOTICES

      Notices, requests, instructions and other writings received by Fund at 210 University Boulevard, Suite 900, Denver, Colorado 80206, or at such address as Fund may have designated to IFTC in writing, shall be deemed to have been properly given to Fund hereunder; and notices, requests, instructions and other writings received by IFTC at its offices at 127 West 10th Street, Kansas City, Missouri 64105, or to such other address as it may have designated to Fund in writing, shall be deemed to have been properly given to IFTC hereunder.

12.   LIMITATION OF LIABILITY.

      Notice is hereby given that the Fund is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Agreement acknowledge and agree that the Fund is a series Fund and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Fund general or against the assets held with respect to any other series; and further that no trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing.

13.   MISCELLANEOUS


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      A.    This Agreement is executed and delivered in the State of Missouri and shall be governed by the laws of said state.

      B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

      C. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

      D. The captions in the Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      E. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      F. If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

      G. This Agreement may not be assigned by either party without prior written consent of the other party.

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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized corporate or trust officers.

                                    BERGER INVESTMENT PORTFOLIO TRUST


                                    By:
                                       ---------------------------------------

                                    Title:
                                          ------------------------------------


                                    INVESTORS FIDUCIARY TRUST COMPANY


                                    By:
                                       ---------------------------------------

                                    Title:
                                          ------------------------------------


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                                  Schedule - A
                         ACCOUNTING AND PORTFOLIO DUTIES


      In its capacity as the Recordkeeping and Pricing Agent for the Fund, IFTC shall perform the following responsibilities:*

A.    ON A DAILY BASIS.

      1. Prepare available cash forecasts and communicate balances to the Fund.

      2. Review investment portfolio for cash and stock dividends and stock splits.

      3. Prepare compliance reports including data necessary to monitor compliance with limitations prescribed by the Investment Company Act of 1940 with respect to the types and amounts of securities held in the Portfolio.

      4. Review failed security transaction report; investigate failed transactions and report status to Fund.

      5.    Prepare overdraft report with explanation of overdraft.

      6. Post Fund share receivables and payables to the Fund's general ledger; send general ledger reflecting all the day's activities to Fund preferably by 3:30 p.m. Mountain time but in no event later than 8 a.m. Mountain time the next day.

      7. Reconcile ending share balance from transfer agent reports to general ledger; report differences to Fund and resolve with the transfer agent.

      8.    Enter security transactions reported by the Fund.

      9. Post bank activity to general ledger; account for all items on bank statements, and prepare and complete daily bank reconciliations, including documentation of reconciling items.

      10.   Post manual journal entries to the general ledger.

      11. Review current daily security transactions for dividends, splits and other corporate activity.

      12.   Prepare Net Asset Value rollforward.

      13. Review individual components of the change in each Portfolio's Net Asset Value for accuracy and reasonableness.


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      14.   Enter manual prices.

      15. Review pricing stratification report for unusual price movements in individual securities; investigate and trace items to the particular pricing sources; and consult with Fund. Review pricing report for detection of stock splits and dividends, cash dividends and corporate action. Review NAV for incorrect CUSIP numbers or ticker symbols or incorrectly posted purchases and sales of securities. Review income and expense accruals and posting of gains and losses for proper recording. Send Fund complete pricing sheet for the Fund's Portfolios preferably by 3:30 p.m. Mountain time but in no event later that 8:00 a.m. Mountain time the next day.

      16.   Review for ex-dividend items indicated by pricing sources.

      17. Communicate required pricing information to Fund, quotation/publication services and to transfer agents. Communicate NAV to newspapers and quotation services in time for publication and to the transfer agent in time to run the shareowner accounts by the beginning of the next day. Communicate the NAV and corresponding worksheet to the Fund preferably by 3:30 p.m. Mountain time but in no event later that 8:00 a.m. Mountain time the next day.

      18. Attend to routine matters in connection with the calculation of the net asset value and aggregate asset value of each Portfolio.

B.    ON A PERIODIC BASIS.

      1. Provide information prepared by IFTC during the performance of its duties hereunder for Fund's semiannual reports within 15 calendar days after March 31st and September 30th or the end of the reporting period of the Fund, as applicable.

      2. As agreed upon, deliver information to Fund on days when the NYSE is not open.





*Information shall be provided by IFTC's normal means as acceptable to the Fund. Costs for communicating routine information shall be borne by IFTC; costs other than routine information, including microfiche, shall be borne by the Fund.

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